Welltower Reports Third Quarter 2026 Results

Toledo, Ohio, October 26, 2026.…Welltower Inc. (NYSE:WELL) today announced results for the quarter ended September 30, 2026.
Third Quarter and Other Recent Highlights
•Reported net income of $415 million and net income attributable to common stockholders of $0.54 per diluted share
•Reported quarterly normalized funds from operations attributable to common stockholders of $1.67 per diluted share, an increase of 24.6% over the prior year
•Reported total portfolio year-over-year same store NOI ("SSNOI") growth of 15.8%, driven by SSNOI growth in our Seniors Housing Operating ("SHO") portfolio of 21.0%
•SHO portfolio organic same store revenue growth increased 9.1% year-over-year in the third quarter, resulting from 320 basis points ("bps") of average occupancy growth and 5.3% growth in Revenue Per Occupied Room ("RevPOR")
•Year-to-date, closed or under contract to close $21.0 billion of pro rata gross investments, including $13.3 billion completed in the nine months ended September 30, 2026 and $7.7 billion closed or under contract to close subsequent to quarter end, excluding development funding. Expected investments not yet closed are subject to customary closing conditions
•During the third quarter, we completed $484 million of pro rata dispositions and loan repayments. For the year, we have completed $4.1 billion of pro rata dispositions and loan repayments, including $2.1 billion of OM dispositions and $1.2 billion of loan repayments
•As of September 30, 2026, reported Net Debt to Adjusted EBITDA of 3.02x and approximately $9.5 billion of available liquidity inclusive of available cash and restricted cash, available capacity under our line of credit and expected proceeds from property sales and loan payoffs
•In July, we issued C$1.15 billion of senior unsecured notes with a weighted-average coupon of 3.95%
Capital Activity and Liquidity
Liquidity Update Net debt to consolidated enterprise value is 9.2% as of September 30, 2026. During the quarter, we sourced more than $4 billion of capital globally to fund accretive capital deployment opportunities, highlighting our access to multiple sources of funding across capital markets and geographies, allowing us to optimize our cost of capital and remain highly flexible in how we fund growth.
Canadian Note Issuance In July 2026, we completed the issuance of C$1.15 billion aggregate principal amount of Canadian dollar-denominated senior unsecured notes, consisting of C$750 million of 3.850% notes due August 15, 2031 and C$400 million of 4.150% notes due August 15, 2033.
Recent Investment Activity
In the third quarter, we completed $4.1 billion of pro rata gross investments, inclusive of development funding. Additionally, we completed pro rata property dispositions of $284 million and loan repayments of $200 million.
Seniors Housing Acquisitions In the third quarter, we completed $2.7 billion of pro rata gross investments across 43 seniors housing properties.
Dispositions During the third quarter, we disposed of 25 OM properties for a pro rata purchase price of $139 million. Additionally, we disposed of seven seniors housing properties for a pro rata purchase price of $145 million.
Dividend
On October 26, 2026, the Board of Directors declared a cash dividend for the quarter ended September 30, 2026 of $0.85 per share. This dividend, which will be paid on November 19, 2026 to stockholders of record as of November 10, 2026, will be our 222nd consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Conference Call Information
We have scheduled a conference call on Tuesday, October 27, 2026 at 9:00 a.m. Eastern Time to discuss our third quarter 2026 results, industry trends and portfolio performance. Telephone access will be available by dialing (888) 340-5024 or (646) 960-0135 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through November 3, 2026. To access the rebroadcast, dial (800) 770-2030 or (609) 800-9909 (international). The conference ID number is 8230248. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.

Outlook for 2026
Net income attributable to common stockholders guidance has been revised to a range of $3.31 to $3.37 per diluted share from the previous range of $3.11 to $3.19. We also increased the guidance range of full year normalized FFO attributable to common stockholders to a range of $6.47 to $6.53 per diluted share from the previous range of $6.36 to $6.44. In preparing our guidance, we have updated or confirmed the following assumptions:
•Same Store NOI: We expect average blended SSNOI growth of 15.0% to 16.25%, which is comprised of the following components:
◦Seniors Housing Operating approximately 20.25% to 21.75%
◦Seniors Housing Triple-net approximately 3.5% to 4.5%
◦Outpatient Medical approximately 2.0% to 3.0%
◦Skilled Nursing approximately 2.0% to 3.0%
•Investments: Our earnings guidance includes only those acquisitions announced or closed to date. Furthermore, no transitions, restructures or capital activity beyond those announced to date are included.
•General and Administrative Expenses: We anticipate general and administrative expenses to be approximately $267 million to $272 million, inclusive of stock-based compensation expense of approximately $60 million.
•Dispositions: We expect pro rata disposition proceeds of $1.9 billion at a blended yield of 6.5% in the next twelve months. This includes approximately $1.5 billion of consideration from expected property sales, as well as $328 million of expected proceeds from loan repayments.
Our guidance does not include any additional investments, dispositions or capital transactions, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items beyond those disclosed. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and the Outlook Reconciliation table for a reconciliation of the outlook for net income attributable to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2026 outlook and assumptions on the third quarter 2026 conference call.
Supplemental Reporting Measures
We believe that revenues, net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider Funds from Operations ("FFO"), Normalized FFO, net operating income ("NOI"), same store NOI ("SSNOI"), revenue per occupied room ("RevPOR"), same store RevPOR ("SS RevPOR"), EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and acquisitions of controlling interests, impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in the Normalizing Items table below. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of Welltower between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to managers, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and are unallocable to the properties. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and leased properties, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for

30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and U.K. properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our portfolio. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
RevPOR represents the average revenues generated per occupied room per month at our Seniors Housing Operating properties. This metric is calculated as our pro rata share of total resident fees and services revenues from the income statement, divided by average monthly occupied room days. SS RevPOR is used to evaluate the RevPOR performance of our properties under a consistent population, which eliminates changes in the composition of our portfolio. It is based on the same pool of properties used for SSNOI and includes any revenue normalizations used for SSNOI. We use RevPOR and SS RevPOR to evaluate the revenue-generating capacity of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses on disposition of properties and acquisitions of controlling interests, impairment of assets, gains/losses on derivatives and financial instruments, other expenses, other impairment charges and other adjustments deemed appropriate in management's opinion. We believe that EBITDA and Adjusted EBITDA, along with net income, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. Our leverage ratios include net debt to Adjusted EBITDA and consolidated enterprise value. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash. Consolidated enterprise value represents the sum of net debt, the fair market value of our common stock and noncontrolling interests.
Our supplemental reporting measures and similarly titled financial measures are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, these measures are utilized by the Board of Directors to evaluate management performance. None of the supplemental reporting measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly titled items reported by other real estate investment trusts or other companies. Please see the following tables for reconciliations of supplemental reporting measures and the Earnings Release and Supplemental Information report for the quarter ended September 30, 2026, which is available on Welltower's website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower
Welltower Inc. (NYSE: WELL), an S&P 500 company, is positioned at the center of the silver economy, focusing on rental housing for aging seniors across the United States, United Kingdom and Canada. Our portfolio of seniors and wellness housing communities is uniquely situated at the intersection of housing and hospitality, creating vibrant communities for mature renters and older adults. We believe our real estate portfolio is unmatched, located in highly attractive micromarkets with stunning built environments. Yet, we are an unusual real estate organization as we view ourselves as an operating company in a real estate wrapper, driven by highly-aligned partnerships and an unconventional culture. Through our disciplined approach to capital allocation powered by our Data Science platform and superior operating results driven by the Welltower Business System - our end-to-end operating and technology platform - we aspire to deliver long-term compounding of per share growth for our existing investors, our North Star.
We routinely post important information on our website at www.welltower.com in the "Investors" section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading "Investors." Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release and our web address is included as an inactive textual reference only.

Forward-Looking Statements and Risk Factors
This document contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "pro forma," "estimate" or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. These statements include, among others, management's expectations regarding the favorable impact of the acquisitions made and additional acquisition pipeline and our statements under the section "Outlook for 2026." Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower's actual results to differ materially from Welltower's expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the impact of macroeconomic and geopolitical developments, including economic downturns, elevated inflation and interest rates, political or social conflict, unrest or violence or similar events; the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the healthcare industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements, public perception of the healthcare industry and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the healthcare and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower's ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters, public health emergencies and extreme weather affecting Welltower's properties; Welltower's ability to re-lease space at similar rates as vacancies occur; Welltower's ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower's properties; changes in rules or practices governing Welltower's financial reporting; the movement of U.S. and foreign currency exchange rates and changes to U.S. and global monetary, fiscal or trade policies; Welltower's approach to artificial intelligence; Welltower's ability to maintain its qualification as a REIT; key management personnel recruitment and retention; geopolitical tensions or conflicts, such as the ongoing conflict between Russia and Ukraine and in the Middle East, and other risks described in Welltower's reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.
Contact
Investor Relations: Krishna Soma ksoma@welltower.com; Matthew Carrus mcarrus@welltower.com
Media: Tara Gallagher tgallagher@welltower.com

Consolidated Balance Sheets (unaudited)

Dollars in thousands
	September 30, 2025	September 30, 2026
Assets:
Real estate investments:
Land and land improvements	$5,146,696	$7,535,251
Buildings and improvements	42,496,555	60,990,495
Acquired lease intangibles	2,189,639	3,298,487
Real property held for sale, net of accumulated depreciation	5,091,216	306,776
Construction in progress	511,574	1,239,412
Less accumulated depreciation and intangible amortization	(10,107,309)	(12,125,154)
Net real property owned	45,328,371	61,245,267
Right of use assets, net	1,250,447	1,922,667
Real estate loans receivable, net of credit allowance	1,773,788	3,047,269
Net real estate investments	48,352,606	66,215,203
Other assets:
Investments in unconsolidated entities	1,835,979	2,049,911
Cash and cash equivalents	6,806,507	2,274,910
Restricted cash	134,066	141,097
Receivables and other assets	2,375,644	3,030,212
Total other assets	11,152,196	7,496,130
Total assets	$59,504,802	$73,711,333

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$1,041,054
Senior unsecured notes	14,365,008	14,686,972
Secured debt	2,487,354	3,467,126
Lease liabilities	1,311,600	1,968,069
Accrued expenses and other liabilities	2,028,458	2,684,098
Total liabilities	20,192,420	23,847,319
Redeemable noncontrolling interests	284,364	237,081
Equity:
Common stock	684,229	732,160
Capital in excess of par value	47,054,892	57,547,521
Treasury stock	(14,340)	(26,641)
Cumulative net income	10,937,128	12,603,830
Cumulative dividends	(19,687,645)	(21,859,441)
Accumulated other comprehensive income	(217,446)	(415,436)
Total Welltower Inc. stockholders' equity	38,756,818	48,581,993
Noncontrolling interests	271,200	1,044,940
Total equity	39,028,018	49,626,933
Total liabilities and equity	$59,504,802	$73,711,333

Consolidated Statements of Income (unaudited)

Dollars in thousands, except per share data
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2026	2025	2026
Revenues:
Resident fees and services	$2,061,370	$3,121,141	$5,896,944	$8,886,963
Rental income	499,475	488,641	1,444,082	1,402,223
Interest income	67,216	83,251	191,763	231,549
Other income	57,631	22,744	124,234	91,554
Total revenues	2,685,692	3,715,777	7,657,023	10,612,289
Expenses:
Property operating expenses	1,577,048	2,246,026	4,554,149	6,451,569
Depreciation and amortization	509,812	706,786	1,490,717	2,067,302
Interest expense	162,052	192,655	448,171	567,284
General and administrative expenses	63,124	67,169	191,057	202,129
Loss (gain) on derivatives and financial instruments, net	31,682	—	28,063	—
Loss (gain) on extinguishment of debt, net	—	6,822	6,156	9,533
Provision for loan losses, net	1,088	230	(2,032)	4,045
Impairment of assets	3,081	33,452	75,359	64,052
Other expenses	44,699	124,687	75,357	242,754
Total expenses	2,392,586	3,377,827	6,866,997	9,608,668
Income (loss) from continuing operations before income taxes and other items	293,106	337,950	790,026	1,003,621
Income tax (expense) benefit	(2,335)	(7,116)	2,131	43,230
Income (loss) from unconsolidated entities	(12,610)	(30,689)	(18,739)	(50,344)
Gain (loss) on real estate dispositions and acquisitions of controlling interests, net	4,025	114,678	70,652	633,615
Income (loss) from continuing operations	282,186	414,823	844,070	1,630,122

Net income (loss)	282,186	414,823	844,070	1,630,122
Less: Net income (loss) attributable to noncontrolling interests(1)	1,627	18,236	3,666	59,861
Net income (loss) attributable to common stockholders	$280,559	$396,587	$840,404	$1,570,261

Average number of common shares outstanding:
Basic	672,407	724,329	657,571	711,389
Diluted	685,399	754,903	669,218	739,794
Net income (loss) attributable to common stockholders per share:
Basic	$0.42	$0.55	$1.28	$2.21
Diluted(2)	$0.41	$0.54	$1.26	$2.16
Common dividends per share	$0.74	$0.85	$2.08	$2.33

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.

Funds From Operations Reconciliation

Dollars in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2026	2025	2026
Net income (loss) attributable to common stockholders	$280,559	$396,587	$840,404	$1,570,261
Depreciation and amortization	509,812	706,786	1,490,717	2,067,302
Impairments and losses (gains) on real estate dispositions and acquisitions of controlling interests, net	(944)	(81,226)	4,707	(569,563)
Noncontrolling interests(1)	(9,360)	9,884	(25,084)	37,623
Unconsolidated entities(2)	44,308	38,760	104,545	101,369
NAREIT FFO attributable to common stockholders	824,375	1,070,791	2,415,289	3,206,992
Normalizing items, net(3)	94,866	187,719	148,318	298,283
Normalized FFO attributable to common stockholders	$919,241	$1,258,510	$2,563,607	$3,505,275

Average diluted common shares outstanding	685,399	754,903	669,218	739,794

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.41	$0.54	$1.26	$2.16
NAREIT FFO	$1.20	$1.42	$3.61	$4.33
Normalized FFO	$1.34	$1.67	$3.83	$4.74

Normalized FFO Payout Ratio:
Dividends per common share	$0.74	$0.85	$2.08	$2.33
Normalized FFO attributable to common stockholders per share	$1.34	$1.67	$3.83	$4.74
Normalized FFO payout ratio	55%	51%	54%	49%

Other items:(5)
Net straight-line rent and above/below market rent amortization	$(54,117)	$(99,042)	$(148,845)	$(243,669)
Non-cash interest expenses(6)	12,925	12,874	38,235	38,731
Recurring cap-ex(7)	(98,127)	(139,123)	(249,835)	(308,088)
Stock-based compensation(8)	12,828	15,622	40,139	48,099

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Normalizing Items table for details.
(4) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units, where applicable.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized foreign currency loss (gain).
(7) Reflects recurring cap-ex on owned operational properties and excludes acquisition related cap-ex.
(8) Excludes normalized stock compensation expense related to the 2021 Special Performance Option and OPP Awards.

Normalizing Items

Dollars in thousands, except per share data	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2026		2025	2026
Loss (gain) on derivatives and financial instruments, net	$31,682	$—		$28,063	$—
Loss (gain) on extinguishment of debt, net	—	6,822	(1)	6,156	9,533
Provision for loan losses, net	1,088	230	(2)	(2,032)	4,045
Income tax benefits	—	—		(8,181)	(71,304)
Other impairment	—	2,463	(3)	604	2,463
Other expenses	44,699	124,687	(4)	75,357	242,754
Special incentive plan compensation	2,568	267	(5)	7,970	722
Casualty losses, net of recoveries	1,914	9,793	(6)	8,252	17,871
Foreign currency loss (gain)	1,753	6,124	(7)	(2)	6,496
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	11,162	37,333	(8)	32,131	85,703
Net normalizing items	$94,866	$187,719		$148,318	$298,283

Average diluted common shares outstanding	685,399	754,903		669,218	739,794
Net normalizing items per diluted share	$0.14	$0.25		$0.22	$0.40
(1) Primarily related to the extinguishment of unsecured debt.
(2) Primarily related to adjustments to reserves for loan losses based upon our current assessment of expected credit losses in the portfolio.
(3) Primarily related to the write off of straight-line rent receivable balances relating to the conversion of triple-net leased properties to a SHO (RIDEA) structure.
(4) Primarily related to non-capitalizable transaction costs and legal fees, including related to the HC-One Group operator restructuring.
(5) Primarily related to expenses recognized on the 2021 Special Performance Option Awards.
(6) Primarily relates to casualty losses net of any insurance recoveries.
(7) Primarily relates to foreign currency gains and losses related to accrued interest on intercompany loans and third party debt denominated in a foreign currency.
(8) Primarily relates to hypothetical liquidation at book value adjustments related to in substance real estate investments.

Outlook Reconciliation: Year ending December 31, 2026

Dollars in millions, except per share data
	Prior Outlook		Current Outlook
FFO Outlook Reconciliation			Low	High
Net income attributable to common stockholders	$2,302	$2,362	$2,470	$2,515
Impairments and losses (gains) on real estate dispositions and acquisitions of controlling interests, net(1)	(545)	(545)	(862)	(862)
Depreciation and amortization(1)	2,845	2,845	2,928	2,928
NAREIT FFO attributable to common stockholders	4,602	4,662	4,536	4,581
Normalizing items, net(1,2)	111	111	298	298
Normalized FFO attributable to common stockholders	$4,713	$4,773	$4,834	$4,879

Diluted per share data attributable to common stockholders:
Net income	$3.11	$3.19	$3.31	$3.37
NAREIT FFO	$6.21	$6.29	$6.07	$6.13
Normalized FFO	$6.36	$6.44	$6.47	$6.53

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(341)	$(341)	$(342)	$(342)
Non-cash interest expenses	50	50	51	51
Recurring cap-ex(3)	(465)	(465)	(465)	(465)
Stock-based compensation	63	63	63	63
(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) See Normalizing Items table.
(3) Reflects recurring cap-ex on owned operational properties and excludes acquisition related cap-ex.

SSNOI Reconciliation

Dollars in thousands	Three Months Ended September 30,
	2025	2026	% growth
Net income (loss)	$282,186	$414,823
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(4,025)	(114,678)
Loss (income) from unconsolidated entities	12,610	30,689
Income tax expense (benefit)	2,335	7,116
Other expenses	44,699	124,687
Impairment of assets	3,081	33,452
Provision for loan losses, net	1,088	230
Loss (gain) on extinguishment of debt, net	—	6,822
Loss (gain) on derivatives and financial instruments, net	31,682	—
General and administrative expenses	63,124	67,169
Depreciation and amortization	509,812	706,786
Interest expense	162,052	192,655
Consolidated NOI	1,108,644	1,469,751
NOI attributable to unconsolidated investments(1)	29,337	37,665
NOI attributable to noncontrolling interests(2)	(12,280)	(10,954)
Pro rata NOI	1,125,701	1,496,462
Non-same store properties and non-property NOI	(376,118)	(625,216)
Non-cash NOI on same store properties	(41,746)	(46,237)
Currency and ownership adjustments(3)	(2,320)	(638)
Normalizing adjustments, net(4)	2,828	(4,384)
Same Store NOI (SSNOI)	$708,345	$819,987	15.8%

Seniors Housing Operating	$499,497	$604,319	21.0%
Seniors Housing Triple-net	75,098	78,243	4.2%
Outpatient Medical	27,832	28,499	2.4%
Skilled Nursing	105,918	108,926	2.8%
Total SSNOI	$708,345	$819,987	15.8%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.43 and to translate U.K. properties at a GBP/USD rate of 1.23.

(4) Includes other adjustments described in the accompanying Earnings Release & Supplemental Information report.

SHO SS RevPOR Growth Reconciliation

Dollars in thousands, except SS RevPOR	Three Months Ended September 30,
	2025	2026
Consolidated SHO revenues	$2,063,618	$3,125,101
Unconsolidated SHO revenues attributable to WELL(1)	60,435	64,416
SHO revenues attributable to noncontrolling interests(2)	(20,860)	(23,310)
SHO pro rata revenues(3)	2,103,193	3,166,207
Non-property related revenues	(1,542)	(1,627)
Revenues attributable to non-same store properties	(340,577)	(1,254,008)
Non-cash and non-RevPOR revenues on same store properties	(3,207)	(2,646)
Currency and ownership adjustments(4)	(9,793)	(1,623)
SHO SS RevPOR revenues(5)	$1,748,074	$1,906,303

Average occupied units/month(6)	100,357	103,899
SHO SS RevPOR(7)	$5,759	$6,066
SS RevPOR YOY growth		5.3%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners’ interests in joint ventures where Welltower is the majority partner.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(5) Represents SS SHO RevPOR revenues at Welltower pro rata ownership.
(6) Represents average occupied units for SS properties on a pro rata basis.
(7) Represents pro rata SS average revenues generated per occupied room per month.

Adjusted EBITDA Reconciliation

Dollars in thousands	Three months ended
	September 30, 2026
Net income (loss)	$414,823
Interest expense	192,655
Income tax expense (benefit)	7,116
Depreciation and amortization	706,786
EBITDA	1,321,380
Loss (income) from unconsolidated entities	30,689
Stock-based compensation	15,889
Loss (gain) on extinguishment of debt, net	6,822
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(114,678)
Impairment of assets	33,452
Provision for loan losses, net	230
Other expenses	124,687
Casualty losses, net of recoveries	9,586
Other impairment(1)	2,463
Total adjustments	109,347
Adjusted EBITDA	$1,430,727

Total debt(2)	$19,672,086
Less: cash and cash equivalents and restricted cash	(2,416,007)
Net debt	$17,256,079
Adjusted EBITDA annualized	$5,722,908

Net debt to Adjusted EBITDA ratio	3.02	x

(1) Represents the write-off of straight-line rent receivable and unamortized lease incentive balances relating to the conversion of triple-net leased properties to a SHO (RIDEA) structure.
(2) Includes unamortized premiums/discounts, other fair value adjustments, financing lease liabilities. Excludes operating lease liabilities of $1,491,135,000 related to ASC 842.

Net Debt to Consolidated Enterprise Value

Dollars in thousands, except per share data
September 30, 2026
Common shares outstanding	731,995
Period end share price	$230.24
Common equity market capitalization	$168,534,529

Net debt	17,256,079
Noncontrolling interests(1)	1,282,021
Consolidated enterprise value	$187,072,629
Net debt to consolidated enterprise value	9.2%

(1) Includes all noncontrolling interests (redeemable and permanent) as reflected on our consolidated balance sheet.